THOMASLLOYD GLOBAL ASSET MANAGEMENT (AMERICAS) LLC

CODE OF ETHICS

The Firm (ThomasLloyd Global Asset Management (Americas) LLC), as a registered investment adviser with the SEC, has adopted this code of ethics (“Code of Ethics”) as required by the Rules of the SEC under the Advisers Act to set forth standards of business conduct that the Firm expects of its Supervised Persons (which term for purposes of this Code of Ethics and Manual includes all the Supervised Persons of the Firm whether or not they are technically employed by the Firm).  The Firm as an investment advisor, has a fiduciary duty to act in the best interest of its Clients.  The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.  We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities.

The Firm also encourages all Supervised Persons if they are uncertain about how to react to particular circumstance or concern to contact the Compliance Officer.

Additionally, the Rules of the SEC require all Supervised Persons to comply with the applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Compliance Officer.  The Firm is required to provide you with a copy of this Code of Ethics and any amendments.

All capitalized terms used in this Code of Ethics and the Manual have the meanings set forth in this Code of Ethics and below.

A.

Definitions

1.

 “Access Person”

For the purpose of this section:

(1) Access person means:

(i) Any supervised persons:

(A) Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B) Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.

“Beneficial Interest”

The term “Beneficial Interest” is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the term applies to all Securities which a Supervised Person or Access Person has or acquires.  This definition means that a Supervised Person should consider himself or herself to be the beneficial owner of any Securities in which he or she, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect economic or pecuniary interest,  including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a company; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity securities through the exercise or conversion of  any derivative Security (whether or not presently exercisable or convertible); and a performance related advisory fee (other than an asset based fee); except interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940 or a public utility holding company registered under the Public Utility Holding Company Act of 1935.  In addition, a Supervised Person should consider himself or herself the beneficial owner of Securities held by his or her spouse, minor children, and any relative living in the same household, as well as any other account which by reason of any contract, arrangement, or understanding provides a Supervised Person with a pecuniary interest or with sole or shared voting or investment power (i.e., investment discretion).  Pecuniary interest shall include the opportunity, directly or indirectly to profit or share in any profit derived from a transaction in the securities.

3.

“Client”

Any person or entity that the Firm provides investment advisory services to, including the Funds, any investor in the Funds and any separately managed accounts.

4.

“Employee”

The term “Employee” means all Members, owners, principals, officers, directors, and employees of the Firm.

5.

“Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

6.

“Firm”

The term “Firm” means Illington Fund Management LLC and any successor entity.

7.

“Funds”

The term “Fund” shall mean any foreign investment vehicles, separately managed account, or on shore mutual funds advised by the Firm.

8.

“Initial Public Offering”

The term “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933 (other than Securities issued by an open-end management company), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

9.

 “Managing Member”

The term “Managing Member” means the Members of the Firm who are responsible for the management of the Firm.

10.

“Member”

The term “Member” means the members of the Firm.

11.

“Personal Account”

The term “Personal Account” refers to (a) any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons; and (b) any account maintained for a financial dependent.  Thus, the term “Personal Accounts” also includes among others:

(i)

Trusts for which the Supervised Person acts as trustee, executor or custodian;

(ii)

Accounts of or for the benefit of the Supervised Person’s spouse or minor children;

(iii)

Accounts of or for the benefit of a person who receives financial support from the Supervised Person; and

(iv)

Accounts of or for the benefit of a relative living with the Supervised Person.

12.

 “Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

13.

“Reportable Fund”

The term “Reportable Fund” means (a) any investment company registered under the Investment Company Act of 1940 for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) any such investment company whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.

14.

“Security”

The term “Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act and includes all forms of stocks, notes, bonds, debentures and other evidences of indebtedness, investment contracts, futures and all securities derivative of such securities (e.g., options, warrants and stock index futures).

15.

“Supervised Person”

The term “Supervised Person” means any officer, director, Member, (or person performing a similar function or having a similar status) or any Employee of the Firm, or other person providing investment advice on behalf of the Firm and subject to the supervision and control of the Firm.  For purposes of the Code of Ethics and the Compliance Policies and Procedures Manual the term “Supervised Person” will also include persons working for or with Supervised Persons in the Firm’s offices, and all other persons (such as independent contractors) determined by the Compliance Officer to be subject to the Code of Ethics and the Compliance Policies and Procedures Manual.

B.

Personal Securities Transaction Reporting Obligations

All Supervised persons of the Firm must disclose all of his or her Personal Accounts at the time he or she is engaged by the Firm.

These policies and procedures apply to all accounts held in the name of a Supervised or Access Person, as well as to accounts in which a Supervised or Access Person has a Beneficial Interest, such as accounts of family or household members.  The Firm generally requires that the Compliance Officer regularly monitor all trading activity in a Supervised or Access Person’s Personal Account.  The Compliance Officer will review the reports described below to confirm compliance with the requirements of the Manual, the Code of Ethics and the federal securities laws and to confirm that the Supervised or Access Person’s trading is not detrimental to the interests Firm’s Clients.  We will undertake to conduct this monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process).  It is a condition of your employment or association with the Firm, however, that you disclose all of your Personal Accounts to the Compliance Officer.

1.

Reporting of Personal Accounts

Every Supervised and Access Person must promptly report to the Compliance Officer the opening of any new Personal Account.  Supervised and Access Persons are generally permitted to maintain Personal Accounts with the broker(s) of their choice, although the Firm retains the right to restrict Access Persons from using certain brokers. Each Supervised Person must provide to the Compliance officer a copy of the Quarterly Brokerage Statement for each of their beneficial accounts. The reporting requirements for Access Persons is described below.

The Supervised and Access Person Holding Report and Account Disclosure Form (item (2) in Chapter XVII of this Manual) must be submitted to the Compliance Officer or his designee.  The Supervised and Access Person Holding Report and Account Disclosure Form (the “Report”), must be completed within 10 days of a person becoming an Supervised or Access Person and annually thereafter.  The information on the Report must be current as of a date no more than 45 days prior to the date the person becomes a Access Person or the date as of which any subsequent Report is given.

The Access Person Holding Report and Account Disclosure Form should contain:

(a) The title and type of Security, and as applicable, the exchange ticker symbol  or CUSIP number, the number of shares or securities, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; or a copy of the most recent brokerage statement;

(b)  The name of any broker, dealer or bank with which the Access Person maintains an account in which any such securities are held for the Access Person, or a copy of the most recent brokerage statement;

(c)  The date the Report is submitted.

2.

Reporting of Transactions in Personal Accounts For Access Persons

Every Access Person must arrange for duplicate copies of all trade confirmations relating to transactions in his or her Personal Accounts to be sent to the Compliance Officer as the transactions settle.  Duplicate copies of all monthly brokerage statements must also be sent to the Compliance Officer.  For purposes of this reporting requirement “transaction” includes the writing of an option to purchase or sell any Security.  The monthly brokerage statements must be received by the Compliance Officer within 10 days after the end of the month and must disclose the following information with respect to each transaction:

•

The title and amount of the Security involved;

•

The Ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable, the number of shares or securities, and principal amount of each Security;

•

The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•

The price of the Security at which the transaction was effected; and

•

The name of broker, dealer, or bank with or through which the transaction was effected.

The Compliance Officer or his designee will date stamp the brokerage statement upon receipt.

In addition, for each Securities transaction in which an Access Person has both a Beneficial Interest and direct or indirect influence or control but which does not appear on a trade confirmation or brokerage statement (e.g., transactions involving Private Placements), or if the brokerage statement does not provide all the information required, the Access Person must provide to the Compliance Officer the same information enumerated above (and the dates the Access Person submits the reports) within 10 days after the end of the calendar quarter during which the transaction occurred.

Notwithstanding the above, Access Persons need not report (a) Securities transactions involving direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or shares issued by money market funds, shares issued by registered open-end investment companies other than Reportable Funds; shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; or (b) Securities transactions over which neither the Firm nor any Access Person has any direct or indirect influence or control as described in Section C.5.(b) below.

C.

Procedures Relating to Personal Securities Transactions

1.

Restricted List

The Firm may not always maintain a Restricted List.  A Restricted List will only be kept when there are securities that the Firm or Supervised Persons should not trade.  See Section III.L. below.  In the event the Firm maintains a Restricted List, Supervised Persons may not engage in trading activity in a Personal Account with respect to a Security on the Firm Restricted List without obtaining permission of the Compliance Officer.  When applicable, restrictions with regard to Securities on the Restricted List are also considered to extend to options, rights or warrants relating to those Securities and any Securities convertible into those Securities.

The Restricted List, if applicable, will generally consist of any Securities for which the Firm, or Supervised Persons are privy to inside information (such as through serving on a creditors’ committee or on a Board of Directors).

2.

Firm’s Personal Trading Policy

The Firm does not permit the active trading of Personal Accounts.  While the Firm permits personal investing and does not impose a set restriction on the frequency of personal investing, Supervised Persons should be aware that this is a privilege which should not be abused, as the prime interest and objective of each Supervised Person should be to devote him or herself to the business of the Firm and its Client Accounts.  The level and nature of personal investment activity will be reviewed periodically as the Firm may determine.  Supervised Persons who engage in excessive personal investment activity may be required to cease their personal investing.  Further, as noted elsewhere in this Manual, violations of these policies as well as the personal account trading rules set forth in this section may result in disciplinary action, including dismissal.

3.

Initial and Secondary Public Offerings

No Supervised Person or Access Person may acquire any securities for a Personal Account in an initial public offering.  A Supervised Person may acquire securities for a Personal Account in a secondary public offering with the prior approval of the Compliance Officer.  The factors to be taken into account in this prior approval include, among other considerations, whether the offering should be reserved for the Firm and its Client Accounts or whether the offering is being offered to the Supervised Person because of his or her position with the Firm.

4.

Private Placements

Without the prior approval of the Compliance Officer, no Supervised Person may acquire any securities for a Personal Account in a private placement.  The factors to be taken into account in this prior approval include, among other considerations, whether the private placement should be reserved for the Firm and its Client Accounts or whether the private placement is being offered to the Supervised Person because of his or her position with the Firm.  If a Supervised Person has acquired securities for a Personal Account in a private placement before becoming a Supervised Person of the Firm or with authorization from the Firm, the Supervised Person must disclose that investment to the Compliance Officer when and if he or she knows or should know of the Firm’s subsequent consideration of an investment in the issuer.  In such a circumstance, the Firm’s decision to purchase securities in the issuer will be subject to an independent review by a Managing Member.

5.

Investment Holding Period

Access Persons are required to hold positions in their Personal Accounts for a minimum period of 120 calendar days.  Access Persons will not be permitted to close, e.g., sell long or cover short, a position in a Personal Account within 120 calendar days of the date the position was established, purchase or write an option contract that expires in less than 120 calendar days, or write an option contract on a position held for less than 120 calendar days.  With respect to option exercises, Access Persons may tack on the option holding period to meet the minimum holding period requirement.  The trade date of each purchase and sale will be the date used to determine when that position was established.

An Access Person may liquidate a position within 120 calendar days of the date the position was established, if the subsequent liquidating transaction will result in a financial loss equal to, or greater than, 15% of the cost basis to establish the position (excluding commission costs and fees).  An Access Person also may be permitted to liquidate a position before the end of the 120-calendar day holding period if he or she may be subject to financial hardship if required to maintain the position.  Hardship cases will require separate approval from a committee consisting of a Managing Member and the Compliance Officer.

6.

Approval of Investments

All Access Persons are required to obtain prior approval from a Managing Member (other than an Exempt Transaction as described in Section III.C.7.) for a Personal Account.  The determination whether to approve transactions for Personal Accounts will take into consideration, among other things, the Firm’s fiduciary duty to Clients and any potential for conflicts of interest with respect to such transactions.

No Access Persons shall undertake trading in such Access Person’s Personal Account to the extent such activity is motivated or benefited by information obtained in the course of employment with the Firm, including that which may constitute a violation of law, such as “front running” as described in III.C.9. below, or trading on “inside information”.  Any contemplated trades that could be perceived to be an inappropriate use of information gained in the course of employment or association with the Firm should not be made unless they are first discussed with and cleared in advance by the Compliance Officer.

In particular no Access Person may trade a security during a business day in a Personal Account if, at the time of the transaction, the Access Person knows or should know that the security is being purchased or sold or is being actively considered for imminent purchase or sale for a Client Account (“Black Out Period”).

7.

Exempt Transactions

Managed Accounts, as defined below, are exempt from the Personal Investing provisions of this Section III.C., provided that the Supervised Person has received prior written approval for such exemption from the Compliance Officer.  A Managed Account is any account in respect of which a Supervised Person does not maintain investment control or participate in the investment decision-making.  Managed Accounts include, for example, a trust managed for the benefit of the Employee by a trustee or other fiduciary or an account managed on behalf of the Access Person by an investment manager pursuant to an agreement giving the manager discretionary authority over the account.  An employee may be required to provide copies of relevant documentation in order to establish the existence of a Managed Account.

Transactions in investment funds or pools, registered investment companies, municipal bonds, and money market instruments are also exempt from Section III.C. of this Manual and Code of Ethics.  Access Persons are expected to abide by the spirit of this Manual and not actively trade exempt securities in their Personal Accounts.

8.

Compliance Monitoring and Enforcement

If the Compliance Officer identifies any trading patterns or personal trades that present an actual, potential or perceived conflict of interest, or determines that a Supervised Person is not adhering to the Firm’s policy on personal investing or is otherwise not complying with the spirit and intent of these policies, the Compliance Officer may recommend that the Firm take remedial action necessary or appropriate to effectuate these policies or the Firm’s fiduciary duties.  Such remedial action may require that the Firm impose a longer holding period or otherwise restrict a Supervised Person’s investment activity, require a Supervised Person to disgorge profits to the Firm, or a Client Account or as otherwise directed by the Firm, or that the Firm impose another form of discipline, including dismissal.

9.

“Front running” Prohibited

Supervised Persons are prohibited from “front running” (i.e., purchasing a Security for a Personal Account while knowing that a Client Account is about to purchase the same Security, and then selling the Security at a profit upon the rise in the market price following the purchase by the Client Account).  Supervised Persons are similarly prohibited from engaging in short-selling when they have access to the confidential information that a Client account is about to sell a particular Security.  Supervised Persons are prohibited from “intermarket front-running” (e.g., trading in an option for a Personal Account when a Client Account is trading in the underlying Security, and visa versa).

Any violation of this prohibition constitutes grounds for immediate dismissal.  If you have any questions regarding a specific transaction that you are contemplating, please contact the Compliance Officer.

D.

Compliance Certification and Disclosure Statement

Every Supervised person must sign at the commencement of employment or association with the Firm a Compliance Certification Form acknowledging that he or she has received, read and understands our policies and procedures relating to personal trading and the prevention of insider trading.  A copy of the Compliance Certification Form is attached to this Manual.  A Supervised Person must also disclose all Personal Accounts on the Supervised and Access Person Person Holding Report and Account Disclosure Form (also attached to this Manual) and disclose any new Personal Accounts on a prompt basis.  Annually, every Supervised Person must complete and sign (i) an Annual Certification of Compliance, and (ii) a new Access Person or Supervised Person Holding Report and Account Disclosure Form.  These forms must be returned promptly to the Compliance Officer.

E.

Service as an Outside Director or a Member of a Creditors’ Committee

All Supervised Persons are reminded of the Firm’s policies and procedures regarding service as an outside director of any business, charitable organization or non-profit organization.  Service in any of these capacities requires prior approval from a Managing Member and prior notice to the Compliance Officer.  Similarly, any Supervised Person serving on a creditors’ committee must inform the Compliance Officer and obtain prior approval from the Managing Member.  If a Supervised Person serves on a creditors’ committee or board of directors of a company, the Compliance Officer will determine whether to add the Securities of the company to the Restricted List.

F.

Acceptance of Gifts

All Supervised Persons are reminded of the Firm’s policies and procedures regarding the acceptance of gifts from outside parties.  Supervised Persons may not solicit gifts from any party with whom we conduct or could conduct business.  In addition, any gift received by a Supervised Person from any third party with whom we conduct or could conduct business and having a value greater than $250  must be reported to the Compliance Officer.  The Compliance Officer may require the return of the gift if the Compliance Officer determines, in his sole discretion, that the gift could improperly influence the use of a third-party business or create the appearance of a conflict of interest.  This policy does not prohibit a Supervised Person from accepting an occasional meal or reception invitation, a ticket to a sporting event or theater, or comparable entertainment, that is not so frequent, costly or expensive as to raise any question of impropriety.

The Compliance Officer will monitor all “entertainment” offerings provided by traders, brokers and other brokerage salespeople to Supervised Persons of the Firm.

Supervised Persons should forward by way of email to the attention of the Compliance Officer a description of the following situations in which the Supervised Person may consider participating:

•

Lunches and dinners outside the office that are unusual and not customary to our normal course of business

•

Sporting events

•

Concerts

•

Special movie premieres

•

Similar gifts or events

Under no circumstances should any Supervised Person solicit the brokerage community for these items or other favors in any manner that could be construed as using employment with the Firm to obtain a personal benefit.  If a Supervised Person has a question concerning a particular situation, it should be addressed to the Compliance Officer.

G.

Prevention of Insider Trading

Federal and state securities laws prohibit any purchase or sale of securities by a person having material non-public information (“Inside Information”) if such information was improperly obtained or if the use of such information for trading has not been properly authorized or in certain other circumstances.  In addition, the “tipping” of others about such information is prohibited.  The persons covered by these securities laws are not only insiders of publicly traded companies, but also any other persons who, under certain circumstances, learn of such material non-public information about a company.  Violation of these laws can result in severe consequences, including fines and imprisonment.  In addition, employers may be subject to liability for insider trading or tipping by employees or Supervised Persons.

H.

Material Non-Public Information

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security or other financial instrument.  Information may be material even if it relates to speculative or contingent events.  If disclosure of information would affect the market price of a security, whether positively or negatively, the information should be considered material.

Supervised Persons should assume that all information obtained in the course of their employment or association with the Firm is not public unless the information has been publicly disclosed by means of a press release, wire service, newspaper, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services.

Examples of material, non-public information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed by the issuer:

•

Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

•

Dividend increases or decreases;

•

Earnings or earnings estimates and changes in previously released earnings or earnings estimates;

•

Public offerings of Securities by private or public entities, including plans to offer Securities, cancellations of planned offerings and changes in the timing or terms of offerings;

•

Transactions by an issuer relating to its own Securities, including share repurchase programs and derivatives;

•

Writedowns of assets;

•

Expansion or curtailment of operations;

•

Increases or declines in orders;

•

New products, discoveries and inventions;.

•

Borrowings and charges to reserves for bad debts;

•

Actual or threatened litigation;

•

Liquidity problems;

•

Financing needs;

•

Management developments;

•

Changes of ratings of debt Securities;

•

Government investigations or actions; and

•

Other events that will affect the securities markets or a particular industry in a significant way.

This list is not exhaustive, and there are other types of information, events or circumstances which may constitute material non-public information.  There also may be information, events and circumstances of the types included on the list which do not constitute material non-public information.  Courts and regulators determine whether information is to be considered material non-public information on a case-by-case basis in accordance with the general definition set forth above.  If you have any uncertainty as to whether information is material non-public information, you should consult with the Compliance Officer.

I.

Trading on Inside Information is Prohibited

No Supervised Person may trade for his or her Personal Account (including any accounts over which the Supervised Person exercises investment discretion) or Client accounts in Securities of any company about which the Supervised Person possesses material non-public information, nor may a Supervised Person “tip” others about such information.

Supervised Persons are prohibited from misusing Inside Information.  This prohibition means that Supervised Persons may not purchase or sell, cause the purchase or sale of, or recommend or solicit the purchase or sale of, a Security for any account - including Personal Accounts and Client accounts - while in the possession of Inside Information relating to that Security.

Supervised Persons may not disclose Inside Information to others, except for disclosures made to other Supervised Persons, or persons outside of the Firm (such as outside counsel or accountants) who have a valid business reason for receiving such information - i.e., who have a “need to know” the information in order to carry out an assignment for the Firm or a Fund managed by the Firm.  Supervised Persons should also not make an effort to obtain Inside Information from any other Supervised Person, unless the Supervised Person needs to know the information in order to perform his or her duties for the Firm.

J.

Safeguarding Inside Information

By its nature, employment at or association with the Firm will from time to time expose you to material non-public information regarding proposed trading for our Clients and in some cases the activities of companies in which our Clients invest.  Such information is to be considered as strictly confidential by all Supervised Persons, and you must take appropriate steps to preserve the confidentiality of such information.  For example, you should avoid speaking about confidential matters in public places, restrict access to files or computer records containing confidential information and take reasonable precautions about leaving confidential documents in unattended rooms and copying confidential documents.

All Supervised Persons should take the following steps to ensure the confidentiality of Inside Information:

1.

Any communication of Inside Information must be undertaken with the utmost caution.  Supervised Person should not discuss Inside Information in public places such as corridors or elevators or at social gatherings and must exercise care when using telephones in areas where conversations might be overheard.  Communications on cellular and cordless telephones may be intercepted, so conversations using these devices either should not contain Inside Information or should use procedures to safeguard the Inside Information, such as the use of code names for parties.  Supervised Persons working in a trading area or other shared workspaces should exercise particular caution and should only discuss Inside Information in non-public areas such as conference rooms.

2.

Documents containing Inside Information should be treated with the utmost discretion and kept secure.  Proper safeguarding of documents includes (i) not leaving documents in plain view, (ii) storing documents in closed cabinets or files, (iii) locking cabinets and files, particularly outside of business hours, (iv) restricting access to cabinets and files to only those persons entitled to view the information, and (v) destroying duplicate or no longer needed documents.  If files containing Inside Information may be used in a conference room or other shared space, responsibility should be designated to an appropriate Supervised Person in the group to safeguard and monitor the files in accordance with these procedures.

3.

Electronically stored or conveyed Inside Information, such as computer files and electronic mail, must be kept secure.  If the Inside Information is stored on computer discs, the discs should be maintained in the same way as documents are maintained as set forth above.  Fax machines by which Inside Information is conveyed should be monitored regularly during business hours.

4.

Any Supervised Person of the Firm who obtains information he or she believes may be Inside Information other than in accordance with these policies and procedures should immediately notify the Compliance Officer concerning what, if any, action should be taken.  Unless advised to the contrary by the Compliance Officer, the Supervised Person should refrain from engaging in transactions in the related Securities for any purpose and avoid further disclosure of the information.

5.

Any Supervised Person who knows or has reason to know that another Supervised Person has improperly engaged in or intends to engage in Securities transactions based on Inside Information should notify the Compliance Officer.

K.

Tipping of Inside Information

Supervised Persons may receive “tips” of Inside Information, which are generally defined under the securities laws as a selective disclosure of Inside Information by a corporate insider where the insider expects to receive some form of quid pro quo or personal or monetary benefit by conveying the Inside Information.  Supervised Persons should be particularly on guard for instances of suspected “tipping” and should promptly report them to the Compliance Officer.  It is illegal to trade on the basis of “tips” of Inside Information.

L.

Restricted List

1.

Restrictions on Transacting in Securities of Companies on the Restricted List

The Restricted List, when maintained, will be composed of companies whose Securities are subject to trading activity prohibitions.  It is the policy of the Firm that all personnel shall strictly observe such prohibitions.  Because the Firm is primarily engaged in the business of being an investment adviser and does not act as an investment banker or financial adviser to companies, there may be many periods of time when the Firm will not maintain a Restricted List.  The Restricted List will be updated by the Compliance Officer to indicate the companies, if any, subject to these restrictions.  Should the Compliance Officer determine that an update to the Restricted List will result in no securities being listed, the Compliance Officer will inform the Firm by email that until further written notice, no Restricted List is currently applicable.  The Compliance Officer will keep a dated copy of any email indicating whether or not a Restricted List is being maintained in the Firm’s Records.

Prior to soliciting a purchase or sale or placing an order for the purchase or sale of a Security, Supervised Persons should check the Restricted List, if applicable, to determine whether the Securities of the issuing company have been restricted.

The Compliance Officer will determine what companies should be placed on or removed from the Restricted List and will determine what restrictions are appropriate.  Any Supervised Person who has information suggesting that any company should be placed on or taken off the Restricted List should notify the Compliance Officer.

Absent an exception granted by the Compliance Officer (see Subsection 2. below), if a company is listed on the Restricted List, the following activities are prohibited:

a.

Transactions in the Securities of the company for the accounts of any of the Clients managed by the Firm;

b.

Transactions in the Securities of the company for any Personal Account of any Supervised Person; and

c.

The release of research information, recommendations or opinions relating to the company.

No inferences should be drawn concerning a company or its Securities due to its inclusion on a Restricted List.  A company may be placed on a Restricted List for a number of reasons.

2.

Exceptions to Restricted List Restrictions

Under certain circumstances, the Compliance Officer may grant exceptions to the Restricted List restrictions, if any are currently applicable.  In general, exceptions will be granted only when it can be shown that there is no reasonable possibility that the proposed transaction is being entered into based on any material non-public information possessed by the Firm or otherwise creates an actual or apparent conflict of interest.  Any request for an exception to the restrictions imposed by the Restricted List must be directed to the Compliance Officer.

M.

Conflicts of Interest.

It is a violation of a Supervised Person’s duty of loyalty to the Firm for any Supervised Person, without the prior written consent of a Managing Member and Compliance Officer, to:

(a)

rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Firm as a Supervised Person;

(b)

accept, directly or indirectly, from any person, firm, corporation or association, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account;

(c)

participate in entertainment with clients, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm;

(d)

accept, directly or indirectly, from any person, firm, corporation, association or other entity that does business with or on behalf of the Firm, any gift or other thing with a value in excess of $250; or

(e)

own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest (less than 5%) in any business which is publicly owned.

N.

Questionable Payments.

The use of funds or property of the Firm for any purpose which would be in violation of any applicable law or regulation or would otherwise be improper or give the appearance of impropriety is strictly prohibited.  Accordingly, it is strictly prohibited for any Supervised Person, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business.

O.

Reporting Violations

Supervised Persons should report any violation of the Code of Ethics or the Manual in general to the Compliance Officer.  Any question concerning the applicability of the provisions of the Code of Ethics or the Manual in general to a particular situation should be addressed to the Compliance Officer.

P.

Code of Ethics Recordkeeping

1.

The Firm must retain in its records for a period of five years after the end of the fiscal year that the last entry was made on such record:

(a)

a record of any violation of the Code of Ethics and any action taken as a result of such violation

(b)

a copy of any Supervised and Access Person Holding Report and Account Disclosure Form, transaction report or Brokerage Statement as required by Section III B.1 and 2 above.

2.

The Firm must also maintain the following records:

(a)

A copy of the Firm’s Code of Ethics as adopted and in effect for five years after such Code of Ethics was in effect.

(b)

A copy of the executed certification of Receipt of Compliance Policies and Procedures Manual (including the Code of Ethics) and Compliance Acknowledgment Form for each person who was a Supervised Person or Access Person within the past five years.

(c)

A record of names of persons who are currently and were during the past five years Access Persons of the Firm.

(d)

A record of any decision, and the reasons for supporting the decision, to approve the acquisition of securities by Supervised or Access Persons in a private placement, for five years after the fiscal end of the year in which approval was granted.  (Note:  No approval will be given for purchases in initial public offerings).